UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 3)1

Parks! America, Inc.

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

701455107

(CUSIP Number)

MARLTON WAYNE, LP

222 W Merchandise Mart Plaza

Suite 1212

Chicago, Illinois 60554

(312) 204-7288

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

July 22, 2019

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 701455107

1	NAME OF REPORTING PERSON

Marlton Wayne, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,768,179
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,768,179
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,768,179
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.04%*
14	TYPE OF REPORTING PERSON

PN

*	Based upon 74,821,537 shares of common stock outstanding as of May 1, 2019, as disclosed in its Form 10-Q that was filed on May 2, 2019, by the Issuer with the Securities and Exchange Commission.

CUSIP NO. 701455107

1	NAME OF REPORTING PERSON

James C. Elbaor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,768,179
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,768,179
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,768,179
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.04%*
14	TYPE OF REPORTING PERSON

IN, HC

*	Based upon 74,821,537 shares of common stock outstanding as of May 1, 2019, as disclosed in its Form 10-Q that was filed on May 2, 2019, by the Issuer with the Securities and Exchange Commission.

CUSIP NO. 701455107

1	NAME OF REPORTING PERSON

Marlton Wayne GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,768,179
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,768,179
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,768,179
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.04%*
14	TYPE OF REPORTING PERSON

PN, HC

*	Based upon 74,821,537 shares of common stock outstanding as of May 1, 2019, as disclosed in its Form 10-Q that was filed on May 2, 2019, by the Issuer with the Securities and Exchange Commission.

CUSIP NO. 701455107

1	NAME OF REPORTING PERSON

Marlton, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,768,179
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,768,179
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,768,179
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.04%*
14	TYPE OF REPORTING PERSON

HC, IA

*	Based upon 74,821,537 shares of common stock outstanding as of May 1, 2019, as disclosed in its Form 10-Q that was filed on May 2, 2019, by the Issuer with the Securities and Exchange Commission.

CUSIP NO. 701455107

The following constitutes Amendment No. 3 to the Schedule 13D filed by the undersigned (“Amendment No. 3”). This Amendment No. 3 amends the Schedule 13D as specifically set forth herein.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On July 22, 2019, Marlton Wayne, L.P. (“Marlton Wayne”) delivered a letter to the Issuer (the “Request”) demanding the inspection of certain of the Issuer’s books and records pursuant to the Issuer’s bylaws, NRS Chapter 78 and other applicable law pertaining to, among other things, the Issuer’s (i) accounting records from the time it retained Tama, Budaj & Raab, P.C., (ii) records concerning the use, selection and/or retention of Tama, Budaj & Raab, P.C., and (iii) communications with and documents provided to or received from Tama, Budaj & Raab, P.C. The Request also stated that, for reasons explained in the Request, PRKA’s value has been compromised by the Issuer’s decision to use Tama, Budaj & Raab, P.C.

The foregoing description of the Request does not purport to be complete and is qualified in its entirety by reference to the full text of the letter, which is filed as Exhibit 99.1, and is incorporated herein by reference.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1	Books and Records request dated July 22, 2019

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 24, 2019

Marlton Wayne, LP

By:	Marlton Wayne GP, LP, its general partner
By:	Marlton, LLC, general partner of Marlton Wayne GP, LP

By:	/s/ James C. Elbaor
	Name:	James C. Elbaor
	Title:	Sole Member

Marlton Wayne GP, LP

By:	Marlton, LLC, its general partner

By:	/s/ James C. Elbaor
	Name:	James C. Elbaor
	Title:	Sole Member

Marlton, LLC

By:	/s/ James C. Elbaor
	Name:	James C. Elbaor
	Title:	Sole Member

/s/ James C. Elbaor
James C. Elbaor